Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES THIRD QUARTER 2020 RESULTS

BRENTWOOD, Tenn., November 4, 2020 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading short-stay surgical facility owner and operator, today announced results for the third quarter ended September 30, 2020.
•Revenues increased 9.8% from the prior year period to $496.1 million
◦Adjusted Revenues increased 9.9% to $503.9 million
◦Same-facility Revenues increased 8.4% from the prior year period
◦Same-facility case volume was at 97% of the case volume from the prior year period
•Net loss attributable to common stockholders was $71.6 million
◦Adjusted EBITDA, excluding the impact of CARES Act grants, increased approximately 7% over the prior year period to $66.5 million

Wayne DeVeydt, Executive Chairman of the Board of Surgery Partners, stated, “While our country and Company continue to respond to this pandemic and its impact on our communities, the Surgery Partners’ Board of Directors could not be more proud of the resiliency and perseverance our leadership team and front line associates continue to demonstrate during these unique times. We remain cautiously optimistic that we can continue to maintain our current trajectory for the fourth quarter of 2020 and we remain confident in our long-term growth model.”

Eric Evans, Chief Executive Officer of Surgery Partners, stated, "As patient and provider safety is of the utmost importance, we continue to adhere to very strict protocols in concert with CDC guidelines so that our facilities can remain a safe-haven for elective surgeries. We anticipate continued constructive engagement with physicians, health systems and health plans, who appreciate the quality, access and value of our model."

"As further evidence to the quality and safety of our model, we continue to recruit new physicians into our facilities adding an additional 180 in the third quarter and over 400 on a year-to-date basis. This recruiting success is especially evident in our same store surgical volumes, which improved to 97% compared to the prior quarter and 99% in the month of September when compared to September 2019.”

Tom Cowhey, Chief Financial Officer of Surgery Partners commented, “Our investments over the past few years in our core infrastructure, along with our data-driven decision-making approach, have enabled our teams to effectively manage our business during these uncertain times. We also continue to aggressively reposition the Company to focus on our core-short stay surgical business. In the third quarter, we closed our toxicology laboratory and successfully divested non-core anesthesia assets. As of today, we have already redeployed proceeds to complete the buy-up of an existing surgical hospital in Idaho and purchased a new surgical hospital in California. Of equal importance, we continue to make key investments across our business into existing and new lines of service, including expansion of our total joint programs, to accelerate our growth as we prepare for the upcoming year."
Third Quarter 2020 Results
Adjusted Revenues for the third quarter of 2020 increased 9.9% to $503.9 million from $458.3 million for the third quarter of 2019. Same-facility Revenues for the third quarter of 2020 increased 8.4% from the same period last year, with an 11.9% increase in revenue per case offset by a 3.1% decrease in same-facility cases. For the third quarter of 2020, the Company’s net loss attributable to common stockholders and Adjusted EBITDA, excluding the impact of CARES Act grants, was $71.6 million and $66.5 million, respectively, compared to $24.8 million and $62.2 million for the same period last year.
Year to Date 2020 Results
Adjusted Revenues for the nine months ended September 30, 2020 increased 0.1% over the prior year period to $1,337.1 million. Days adjusted Same-facility Revenues for the nine months ended September 30, 2020 decreased 3.1%, with a 17.1% increase in revenue per case offset by a 17.3% decrease in same-facility cases due to COVID-related reductions in surgeries. For the nine months ended September 30, 2020, the Company's net loss attributable to common stockholders and Adjusted

EBITDA, excluding the impact of CARES Act grants, were $150.8 million and $143.9 million, respectively, compared to $82.0 million and $174.2 million for the same period last year.
Liquidity
Surgery Partners had cash and cash equivalents of $450.0 million and $112.5 million of borrowing capacity under its revolving credit facility at September 30, 2020. Cash flows from operating activities was $26.9 million in the third quarter of 2020, a decrease of 52.7% compared to the prior year quarter. Net operating cash outflows, defined as operating cash flows less distributions to non-controlling interests, was $3.7 million for the third quarter of 2020. The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was 7.0x at the end of the third quarter of 2020. Excluding approximately $120 million of cash advanced under the Medicare advance payments program (see below), the Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, would have been 7.4x at the end of the third quarter of 2020.

Operating cash flows were $26.9 million in the third quarter of 2020, a decline of $30 million as compared to the prior year period, primarily driven by an acceleration of accounts payable as volumes returned towards pre-COVID levels, as well as higher accounts receivable balances, primarily reflecting timing impacts associated with lower volumes in the second quarter of 2020 due to COVID-19. Year-to-date, operating cash flows were $238.0 million, an increase of $133.9 million as compared to the prior year period, primarily attributable to Medicare accelerated payments and other funds received under the CARES Act as well as actions taken to significantly reduce operating expenses and defer non-essential capital expenditures at the height of the crisis.
On July 30, 2020, the Company issued an additional $115.0 million aggregate principal amount of our 10.00% Senior Notes due April 15, 2027. The proceeds of the offering are being used for general corporate purposes and to fund growth-related activities, which included the acquisition of a surgical facility in Idaho during the third quarter of 2020.
The Company is closely monitoring legislative actions and regulatory guidance at the federal, state and local levels with respect to the Coronavirus Aid, Relief, and Economic Security (CARES) Act and other governmental assistance that is or might become available. Through September 30, 2020, we received stimulus relief via the CARES Act, of approximately $53 million in direct grant payments and approximately $120 million of accelerated payments pursuant to the Medicare Accelerated and Advance Payment Program. The repayment terms for the Medicare advance payments were recently revised by the federal government with repayments now in stages that begin 12 months from the provider's receipt of the advance payments. An interest rate of 4% will be assessed on any outstanding balances 29 months from the initial advance. Additionally, the CARES Act permits the deferral of payment of the social security payroll tax match for the remainder of 2020, with half of the deferred amount due in December 2021 and the other half due in December 2022. Deferral of the social security payroll tax match, which we began doing in April 2020, along with the funds received under the CARES Act as noted above, have positively impacted our cash flows from operations during 2020.
On September 19, 2020, the U.S. Department of Health and Human Services ("HHS") issued a Post-Payment Notice of Reporting Requirements (the “September Notice”), which revised previous guidance regarding the recognition of grant funds. The September Notice substantially altered the definition of lost revenues eligible to be claimed in a manner less favorable to recipients of grant funds received through the CARES Act and other governmental assistance programs. During the three months ended September 30, 2020, the Company updated its estimate of the amount of grant funds received that qualify for recognition based on, among other things, the September Notice, the Company’s results of operations and receipt of additional payments during such period. Based on the revised guidance, for the three months ended September 30, 2020, the Company reversed approximately $9.9 million of amounts previously recognized in the second quarter. As a result, the Company estimates approximately $33.2 million of grant funds received qualified for recognition as a reduction in operating expenses for the nine months ended September 30, 2020. On October 22, 2020, HHS issued an updated Post-Payment Notice of Reporting Requirements and a Reporting Requirements Policy Update (together, the "October Notice") which, among other changes, effectively reinstates the definition of lost revenues that was the basis for the grant funds recognized during the three and six months ended June 30, 2020. GAAP does not permit amounts recognized as of September 30, 2020 to be updated on the basis of new information in the October Notice. The Company’s evaluation of the October Notice is ongoing and the amount of unrecognized grant funds received as of September 30, 2020 that may be recognized as a result of the October Notice is not yet known. However, based on the more favorable definition of lost revenues, the October Notice is expected to result in the recognition of additional pandemic relief funds in future periods, as compared to the September Notice.
Conference Call Information
Surgery Partners will hold a conference call today, November 4, 2020 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13712049. The replay will be available until November 18, 2020.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 30 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” “may,” “could,” and similar expressions. All forward looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including but not limited to, (i) the duration and severity of the COVID-19 outbreak in the United States and the regions in which we operate, the impact to the state and local economies of prolonged restrictive orders and the pandemic generally, our ability to respond nimbly to challenging economic conditions, the unpredictability of our case volume both in the current environment and when restrictions are eased, our ability to preserve or raise sufficient funds to continue operations throughout this period of uncertainty, the impact of our cost-cutting measures on our future performance, our ability to cause distributions from our subsidiaries, the responsiveness of our payors, including Medicaid and Medicare, to the challenging operating conditions, including their willingness and ability to continue paying in a timely manner and to advance payments in a timely manner, if at all, (ii) our ability to execute on our operational and strategic initiatives, (iii) the timing and impact of our portfolio optimization efforts, (iv) our ability to continue to improve same-facility volume and revenue growth on the timeline anticipated, if at all, (v) our ability to successfully integrate acquisitions, (vi) the anticipated impact and timing of our ongoing efficiency efforts, including insurance consolidations and completed headcount actions, as well as our ongoing procurement and revenue cycle efforts, (vii) potential reductions to payments we receive from third-party payors, including government health care programs and private insurance organizations, (viii) the impact of adverse weather conditions and other events outside of our control, and (ix) the other risks identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ending March 31, 2020 and June 30, 2020. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net loss attributable to common stockholders, Adjusted net loss per share attributable to common stockholders, Adjusted EBITDA and Adjusted Revenues, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$496.1	$452.0	$1,311.8	$1,314.2
Operating expenses:
Salaries and benefits	141.7	139.3	398.2	401.2
Supplies	142.8	126.2	382.2	364.6
Professional and medical fees	46.3	38.5	138.4	110.0
Lease expense	21.9	21.4	64.7	63.0
Other operating expenses	29.2	27.7	83.9	80.8
Cost of revenues	381.9	353.1	1,067.4	1,019.6
General and administrative expenses	25.2	19.9	73.3	64.9
Depreciation and amortization	24.1	18.4	69.3	56.3
Income from equity investments	(3.1)	(2.4)	(7.6)	(6.6)
Loss (gain) on disposals and deconsolidations, net	0.7	0.6	7.1	(7.0)
Transaction and integration costs	5.4	3.4	15.8	11.6
Impairment charges	33.5	—	33.5	—
Grant funds	9.9	—	(33.2)	—
Litigation settlement	—	—	1.2	—
Loss on debt extinguishment	—	—	—	11.7
Other income	—	—	(1.7)	(0.4)
Total operating expenses	477.6	393.0	1,225.1	1,150.1
Operating income	18.5	59.0	86.7	164.1
Tax receivable agreement expense	—	—	—	(2.4)
Interest expense, net	(51.5)	(45.7)	(147.8)	(134.1)
(Loss) income before income taxes	(33.0)	13.3	(61.1)	27.6
Income tax expense (benefit)	1.3	2.4	(14.5)	5.1
Net (loss) income	(34.3)	10.9	(46.6)	22.5
Less: Net income attributable to non-controlling interests	(27.3)	(26.6)	(75.0)	(78.1)
Net loss attributable to Surgery Partners, Inc.	(61.6)	(15.7)	(121.6)	(55.6)
Less: Amounts attributable to participating securities	(10.0)	(9.1)	(29.2)	(26.4)
Net loss attributable to common stockholders	$(71.6)	$(24.8)	$(150.8)	$(82.0)

Net loss per share attributable to common stockholders
Basic	$(1.46)	$(0.51)	$(3.09)	$(1.70)
Diluted (1)	$(1.46)	$(0.51)	$(3.09)	$(1.70)
Weighted average common shares outstanding
Basic	48,883	48,310	48,736	48,265
Diluted (1)	48,883	48,310	48,736	48,265

(1) The impact of potentially dilutive securities for all periods presented was not considered because the effect would be anti-dilutive in those periods.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)

	September 30, 2020	December 31, 2019
Balance Sheet Data:
Cash and cash equivalents	$450.0	$92.7
Total current assets	893.4	525.5
Total assets	5,312.9	5,018.9

Current maturities of long-term debt	61.1	56.0
Total current liabilities	590.9	398.1
Long-term debt, less current maturities	2,761.3	2,524.7
Total liabilities	3,783.2	3,319.5

Non-controlling interests—redeemable	304.7	321.0
Redeemable preferred stock	424.2	395.0

Total Surgery Partners, Inc. stockholders' equity	101.2	296.8
Non-controlling interests—non-redeemable	699.6	686.6
Total stockholders' equity	800.8	983.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$26.9	$56.9	$238.0	$104.1
Investing activities	29.3	(18.9)	6.8	(61.8)
Capital expenditures	(7.9)	(18.4)	(27.8)	(50.2)
Payments for acquisitions, net of cash acquired	(1.8)	(0.6)	(14.2)	(13.8)
Financing activities	67.5	(44.1)	112.5	(115.3)
Distributions to non-controlling interests	(30.6)	(28.6)	(82.3)	(89.5)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Other Data:
Number of surgical facilities as of the end of period	126	128	126	128
Number of consolidated surgical facilities as of the end of period	106	107	106	107

Cases	126,557	129,908	324,888	387,613
Adjusted Revenue per case (1)	$3,982	$3,528	$4,116	$3,447
Adjusted EBITDA (1)	$61.1	$62.2	$165.8	$174.2
Adjusted EBITDA excluding grant funds (1)	$66.5	$62.2	$143.9	$174.2
Adjusted EBITDA margin (2)	12.1%	13.6%	12.4%	13.0%
Adjusted net loss per share attributable to common stockholders - Basic (1)	$(0.53)	$(0.28)	$(1.35)	$(0.99)
Adjusted net loss per share attributable to common stockholders - Diluted (1)	$(0.53)	$(0.28)	$(1.35)	$(0.99)
(1) A reconciliation of these non-GAAP financial measures appears below.
(2) Defined as Adjusted EBITDA as a % of Adjusted Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Same-facility Information (1):
Cases	135,696	140,005	346,733	416,926
Case growth	(3.1)%	N/A	(16.8)%	N/A
Revenue per case	$3,636	$3,250	$3,722	$3,178
Revenue per case growth	11.9%	N/A	17.1%	N/A
Number of work days in the period	64	64	192	191
Case growth (days adjusted)	(3.1)%	N/A	(17.3)%	N/A
Revenue growth (days adjusted)	8.4%	N/A	(3.1)%	N/A
(1) Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Segment Revenues:
Surgical facility services	$478.6	$431.1	$1,262.8	$1,250.9
Ancillary services	16.7	20.0	46.9	60.3
Optical services	0.8	0.9	2.1	3.0
Total revenues	$496.1	$452.0	$1,311.8	$1,314.2

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Surgical facility services	$82.5	$77.1	$229.7	$223.9
Ancillary services	(0.6)	0.9	(3.9)	3.5
Optical services	0.4	0.4	1.0	1.3
All other	(21.2)	(16.2)	(61.0)	(54.5)
Total Adjusted EBITDA	$61.1	$62.2	$165.8	$174.2

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

The following table reconciles Adjusted Revenues to revenues in the selected consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted Revenues (1):
Revenues	$496.1	$452.0	$1,311.8	$1,314.2
Exclude provision for doubtful accounts	7.8	6.3	25.3	21.8
Total Adjusted Revenues	$503.9	$458.3	$1,337.1	$1,336.0

(1) Adjusted Revenues is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for revenues as calculated in accordance with GAAP.
The following table reconciles Adjusted EBITDA to (loss) income before income taxes in the reported condensed consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

(Loss) income before income taxes	$(33.0)	$13.3	$(61.1)	$27.6

Net income attributable to non-controlling interests	(27.3)	(26.6)	(75.0)	(78.1)
Depreciation and amortization	24.1	18.4	69.3	56.3
Interest expense, net	51.5	45.7	147.8	134.1
Equity-based compensation expense	3.0	2.7	9.9	7.6
Transaction, integration and acquisition costs (1)	7.5	5.3	30.2	16.8
Impairment charges [See Note to SP below]	33.5	—	33.5	—
Loss (gain) on disposals and deconsolidations, net	0.7	0.6	7.1	(7.0)
Litigation settlement and other litigation costs (2)	1.1	2.8	4.9	2.8
Gain on escrow release (3)	—	—	(0.8)	—
Loss on debt extinguishment	—	—	—	11.7
Tax receivable agreement expense	—	—	—	2.4
Adjusted EBITDA (4)	$61.1	$62.2	$165.8	$174.2
Less: Impact of grant funds (5)	5.4	—	(21.9)	—
Adjusted EBITDA excluding grant funds	$66.5	$62.2	$143.9	$174.2
(1) This amount includes transaction and integration costs of $5.4 million and $3.4 million for the three months ended September 30, 2020 and 2019, respectively. This amount further includes other acquisition costs and start-up costs related to a de novo surgical hospital of $2.1 million and $1.9 million for the three months ended September 30, 2020 and 2019, respectively. This amount includes transaction and integration costs of $15.8 million and $11.6 million for the nine months ended September 30, 2020 and 2019, respectively. This amount further includes other acquisition costs and start-up costs related to a de novo surgical hospital of $14.4 million and $5.2 million for the nine months ended September 30, 2020 and 2019, respectively.
(2) This amount includes other litigation costs of $1.1 million and $2.8 million for the three months ended September 30, 2020 and 2019, respectively. This amount includes litigation settlement costs of $1.2 million for the nine months ended September 30, 2020, with no comparable settlement costs in the same 2019 period. This amount further includes other litigation costs of $3.7 million and $2.8 million for the nine months ended September 30, 2020 and 2019, respectively.
(3) Included in other income in the condensed consolidated statement of operations for the nine months ended September 30, 2020, with no comparable gain in the same 2019 period.
(4) We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
(5) Represents the impact of grant funds recognized, net of amounts attributable to non-controlling interests.

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)

From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net loss attributable to common stockholders and adjusted net loss per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net loss attributable to common stockholders and adjusted net loss per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP financial measures as presented in the consolidated financial statements.
The following table reconciles net (loss) income as reflected in the consolidated statements of operations to adjusted net loss used to calculate adjusted net loss per share attributable to common stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Consolidated Statements of Operations Data:
Net (loss) income	$(34.3)	$10.9	$(46.6)	$22.5
Plus (minus):
Net income attributable to non-controlling interests	(27.3)	(26.6)	(75.0)	(78.1)
Amounts attributable to participating securities	(10.0)	(9.1)	(29.2)	(26.4)
Equity-based compensation expense	3.0	2.7	9.9	7.6
Transaction, integration and acquisition costs	7.5	5.3	30.2	16.8
Loss (gain) on disposals and deconsolidations, net	0.7	0.6	7.1	(7.0)
Impairment charges	33.5	—	33.5	—
Litigation settlement and other litigation costs	1.1	2.8	4.9	2.8
Gain on escrow release	—	—	(0.8)	—
Loss on debt extinguishment	—	—	—	11.7
Tax receivable agreement expense	—	—	—	2.4
Adjusted net loss attributable to common stockholders	$(25.8)	$(13.4)	$(66.0)	$(47.7)

Adjusted net loss per share attributable to common stockholders
Basic	$(0.53)	$(0.28)	$(1.35)	$(0.99)
Diluted (1)	$(0.53)	$(0.28)	$(1.35)	$(0.99)
Weighted average common shares outstanding
Basic	48,883	48,310	48,736	48,265
Diluted (1)	48,883	48,310	48,736	48,265
(1) The impact of potentially dilutive securities for all periods presented was not considered because the effect would be anti-dilutive in those periods.

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com